Exhibit 10.14

EXECUTION COPY

MANAGEMENT FEE AGREEMENT

MANAGEMENT FEE AGREEMENT, dated as of May 24, 2012 (this “Agreement”), by and among EP ENERGY GLOBAL LLC (F/K/A EP ENERGY, L.L.C.), a Delaware corporation (the “Company”), EPE ACQUISITION, LLC, a Delaware limited liability company (“Holdings”), APOLLO MANAGEMENT VII, L.P., a Delaware limited partnership (“Apollo Management”), APOLLO COMMODITIES MANAGEMENT, L.P., WITH RESPECT TO SERIES I, a Delaware limited partnership (“Apollo Commodities Management” and together with Apollo Management, “Apollo”), RIVERSTONE V EVEREST HOLDINGS, L.P.  a Delaware limited partnership (“Riverstone”), ACCESS INDUSTRIES, INC., a New York corporation (“Access Industries”) and KOREA NATIONAL OIL CORPORATION, a corporation duly organized and existing under the laws of Korea (“KNOC” and together Apollo, Riverstone and Access Industries, the “Service Providers” and each a “Service Provider”).

RECITALS

WHEREAS, the Service Providers have expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to Holdings, its direct and indirect divisions and subsidiaries, parent entities and controlled affiliates (collectively, the “Company Group”) and their businesses;

WHEREAS, each of Holdings and the Company desires to avail itself of the Service Providers’ expertise and consequently has requested that the Service Providers make such expertise available from time to time in rendering certain management consulting and advisory services related to the business and affairs of the Company Group and the review and analysis of certain financial and other transactions;

WHEREAS, Holdings and its members have entered into that certain Amended and Restated Limited Liability Company Agreement of Holdings, dated as of April 24, 2012 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof (the “LLC Agreement”); and

WHEREAS, each of the Service Providers, Holdings and the Company agrees that it is in its best interest to enter into this Agreement whereby, for the consideration specified herein, the Service Providers have provided and shall provide the services identified herein as independent consultants to the Company Group.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                          Retention of the Service Providers.

Holdings and the Company retain the Service Providers, and each Service Provider hereby accepts such retention, upon the terms and conditions set forth in this Agreement.

Section 2.                                          Term.

(a)                                  This Agreement shall commence on, and shall be effective from, the date hereof and, subject to the terms of Section 2(b) below, unless otherwise extended pursuant to the following sentence, shall terminate on the twelve-year anniversary of the date hereof (the “Term”) or such earlier date as the Service Providers, Holdings and the Company may mutually agree in a written agreement signed by each of them.  Upon the twelve-year anniversary of the date hereof, and at the end of each year thereafter (each of such twelve-year anniversary and the end of each year thereafter being a “Year End”), the Term shall be extended automatically for an additional year unless notice to the contrary is given by any party at least 30, but no more than 60, days prior to such Year End, as applicable.  The date on which the Term expires (as extended pursuant to the proceeding sentence) or on which the Service Providers, Holdings and the Company mutually agree to terminate the Agreement shall be deemed the “Termination Date.”  Notwithstanding the foregoing, the obligations of the Company Group pursuant to Sections 3, 4 and 5 and the provisions of Section 6 through Section 14 shall survive any the termination of this Agreement.

(b)                                 The Service Providers’ obligation to provide services hereunder and the Company’s obligations under Section 4 shall continue through the earliest of (i) the Termination Date, (ii) a Change of Control and (iii) an IPO (each as defined below).

Section 3.                                          Management Consulting Services.

(a)                                  The Service Providers shall advise the Company Group concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of the members of the Company Group, in each case as Holdings or the Company shall reasonably and specifically request by way of written notice to the Service Providers, which notice shall specify the services required of the Service Providers and shall include all background materials and information necessary for the Service Providers to complete such services. If requested to provide such services, each Service Provider shall devote such time to any such written request as such Service Provider shall deem, in its sole discretion, necessary. Such consulting services, in each Service Provider’s sole discretion, shall be rendered in person or by telephone or other communication.  The Service Providers shall have no obligation to any member of the Company Group as to the manner and time of rendering its services hereunder, and no member of the Company Group shall have any right to dictate or direct the details of the services rendered hereunder.

(b)                                 Holdings and the Company shall promptly provide any materials or information that the Service Providers may reasonably request in connection with the provision of services by the Service Providers pursuant to the terms of this Agreement or to comply with Securities and Exchange Commission or other legal requirements (any such materials or information so furnished, the “Information”).  Each of Holdings and the Company recognizes and confirms that each Service Provider (i) shall use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (ii) does not assume any responsibility or liability whatsoever for the accuracy or completeness of the Information and such other information and (iii) is entitled to rely upon the Information without independent verification.

(c)                                  Each Service Provider shall perform all services to be provided hereunder as an independent contractor to the Company Group and not as an employee, agent, partner, joint venturer or representative of any member of the Company Group.  No Service Provider shall have any authority to act for or to bind any member of the Company Group while acting in its capacity as an advisor to the Company Group under this Agreement without Holding’s or the Company’s prior written consent.  The Service Providers are not partners or joint venturers.

(d)                                 This Agreement shall in no way prohibit the Service Providers, their Affiliates, or any of their or their Affiliates’ current or former limited partners, general partners, directors, members, officers, managers, employees, agents, advisors or representatives from engaging in other activities or performing services for its or their own account or for the account of others, including for any Person that may be in competition with any business of any member of the Company Group.

(e)                                  Any advice or opinions provided by any Service Provider may not be disclosed or referred to publicly or to any third party (other than Holding’s, the Company’s or any of their affiliate’s legal, tax, financial or other advisors), except in accordance with such Service Provider’s prior written consent.

Section 4.                                          Compensation.

(a)                                  As consideration for the Service Providers’ agreement to render the services set forth in Section 3(a) of this Agreement and as compensation for any such services rendered by the Service Providers, except as provided in Section 4(g), the Company agrees to pay a nonrefundable annual fee (the “Annual Fee”) equal to $25,000,000 to be allocated as follows: (i) a portion of the Annual Fee shall be allocated among each of (A) Riverstone, (B) KNOC and (C) Access Industries in accordance with a fraction, expressed as a percentage, the numerator of which is the aggregate amount of the commitment funded by such Service Provider and/or its Affiliate in exchange for equity securities of Holdings (or any successor thereto) as of the closing of the transactions contemplated by the Purchase and Sale Agreement (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Purchase Agreement”), dated as of February 24, 2012, by and among EPE Acquisition, LLC, a limited liability company organized under the laws of the State of Delaware, EP Energy Corporation, a corporation organized under the Laws of the State of Delaware, EP Energy Holding Company, a corporation organized under the laws of the State of Delaware, and El Paso Brazil, L.L.C., a limited liability company organized under the laws of the State of Delaware, and the denominator of which is the aggregate amount of the commitments funded by investors in Holdings (or any successor thereto) in exchange for equity securities of Holdings (or any successor thereto) as of the closing of the transactions contemplated by the Purchase Agreement and (ii) the remaining portion of the Annual Fee shall be allocated to Apollo.  Such Annual Fee shall be payable in full for each calendar year during the Term on the first business day of such calendar year; provided, that the Annual Fee for the 2012 calendar year shall be prorated to cover only the time period commencing on the Completion Date and ending on December 31, 2012 and shall be payable in full and in advance on the Completion Date.  The Annual Fee will be payable to each Service Provider at the same time by wire transfer in same-day funds to the bank account designated by such Service Provider.

(b)                                 The parties acknowledge and agree that an objective of the Company Group is to maximize value for its equity holders which may include consummating (or participating in the consummation of) (i) a transaction (including any merger, consolidation, recapitalization or sale of assets or equity interests) the result of which is that any Person other than the Service Providers or an Affiliate of the Service Providers becomes the beneficial owner, directly or indirectly, of more than 50% of the equity and voting securities, or all or substantially all of the assets, of the Company Group (each such event, a “Change of Control”), or (ii) one or more public offerings of any class of equity securities of Holdings, the Company or any other member of the Company Group (each such event, an “IPO”). The services provided to the Company Group by the Service Providers pursuant to this Agreement will help to facilitate the consummation of a Change of Control or IPO, should any member of the Company Group decide to pursue such a transaction.

(c)                                  Upon presentation by a Service Provider to the Company of such documentation as may be reasonably requested by the Company, the Company shall reimburse such

Service Provider for all reasonable out-of-pocket expenses, including legal fees and expenses, and other disbursements incurred by such Service Provider, its Affiliates, or any of its or its Affiliates’ limited partners, general partners, directors, members, officers, managers, employees, agents, advisors or representatives in the performance of such Service Provider’s obligations hereunder.

(d)                                 Nothing in this Agreement shall have the effect of prohibiting the Service Providers, their Affiliates or any of their or their Affiliates’ limited partners, general partners, directors, members, officers, managers, employees, agents, advisors or representatives from receiving any other fees from Holdings, the Company or any other member of the Company Group.

(e)                                  Reference is made to (i) the Credit Agreement, to be entered into simultaneously with the consummation of the transactions contemplated by the Purchase Agreement (as amended, restated, modified or supplemented and in effect from time to time, the “Credit Agreement”), dated as of May 24, 2012 and entered into by and among EPE Holdings LLC, EP Energy, LLC (f/k/a Everest Acquisition LLC), the lenders party thereto from time to time and JPMorgan Chase, N.A., as administrative agent and collateral agent, (ii) the Term Loan Agreement, dated as of April 24, 2012, among EP Energy LLC (f/k/a Everest Acquisition LLC), the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent (the “Term Loan Agreement”), (iii) the Indenture (the “Secured Notes Indenture”), dated as of April 24, 2012, among EP Energy LLC (f/k/a Everest Acquisition LLC), Everest Acquisition Finance Inc. (together with EP Energy LLC (f/k/a Everest Acquisition LLC), the “Issuers”), the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee (the “Trustee”), relating to the Issuers’ 6.875% Senior Secured Notes due 2019 (the “Secured Notes”) and (iv) the Indenture (the “Unsecured Notes Indenture” and, together with the Secured Notes Indenture, the “Indentures”), dated as of April 24, 2012, among the Issuers, the subsidiary guarantors party thereto from time to time and the Trustee, relating to the Issuers’ 9.375% Senior Notes due 2020 (the “Unsecured Notes” and, together with the Secured Notes, the “Notes”) (the Notes, the Indentures and such related documents collectively being the “Debt Instruments”).  Any portion of the fees payable to the Service Providers under this Agreement (including the Annual Fee) which the Company is prohibited from paying to the Service Providers under the Credit Agreement, the Term Loan Agreement or the Debt Instruments shall be deferred, shall accrue and bear interest at a rate of (five percent) 5.0% per annum and shall be payable at the earliest time permitted under the Credit Agreement, the Term Loan Agreement and the Debt Instruments or upon the payment in full of all obligations under the Credit Agreement, the Term Loan Agreement and the Debt Instruments. The Company shall notify the Service Providers if the Company shall be unable to pay any fees pursuant to the Credit Agreement, the Term Loan Agreement or the Debt Instruments on each date on which the Company would otherwise make a payment of fees under this Agreement to the Service Providers.  Any portion of any fees not paid on the scheduled due date shall bear interest at an annual rate equal to the Discount Rate, compounded quarterly, from the date due until paid.

(f)                                    All amounts payable to the Service Providers hereunder shall be paid to each Service Provider in US dollars by wire transfer in same-day funds to the bank account designated by such Service Provider.

(g)                                 Notwithstanding anything to the contrary in this Agreement, no Service Provider shall be entitled to receive any portion of the Annual Fee in the event that, at the time that such Annual Fee becomes payable, none of such Service Provider, its Affiliates or their respective permitted transferees are entitled to appoint a manager to the board of managers of Holdings pursuant to the terms of the LLC Agreement (such Service Provider, an “Ineligible Service Provider” and the portion of such Annual Fee so forfeited, the “Forfeited Fee”), in which case the Forfeited Fee shall be allocated to each other Service Provider who is either entitled to, or whose Affiliates or the respective permitted transferees thereof are entitled to appoint a manager to the board of managers of Holdings pursuant to the terms of the LLC Agreement (such Service Provider, an “Eligible Service Provider”) in accordance with a fraction, expressed as a percentage, the numerator of which is the portion of the Annual Fee (as the case may be) that such Eligible Service Provider would have received if the Ineligible Service Provider had remained eligible to receive its portion of the Annual Fee (as the case may be) and the denominator of which is the aggregate amount of the portions of the Annual Fee (as the case may be) that the Eligible Service Providers would have received if the Ineligible Service Provider had remained eligible to receive its portion of the Annual Fee (as the case may be).

Section 5.                                          Indemnification; Limitation on Damages

(a)                                  The Company shall indemnify and hold harmless each Service Provider, its respective Affiliates, or any of its or its Affiliates’ limited partners, general partners, directors, members, officers, managers, employees, agents, advisors (each such Person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, including in connection with seeking indemnification and, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the services contemplated by this Agreement or the engagement of such Service Provider pursuant to, and the performance by such Service Provider of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by any member of the Company Group.  The Company shall reimburse any Indemnified Party for all costs, fees and expenses (including attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto.  The Company shall not be liable under the foregoing indemnification provisions with respect to any Liability of an Indemnified Party to the extent that such is determined by a court of competent jurisdiction, in a final judgment from which no further appeal may be taken, to have resulted primarily from the willful misconduct of such Indemnified Party.  The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct of such Indemnified Party.

(b)                                 The Company Group’s sole remedy against a Service Provider for breach of this Agreement shall be to offset any fees otherwise payable to such Service Provider by the amount of any Liabilities arising out of or relating to this Agreement or the services to be rendered hereunder, it being understood that any recovery shall be limited to actual damages, and no special, consequential, indirect, or punitive damages shall be allowed. No Indemnified Person shall be liable to the Company Group (i) for any breach hereunder by another Indemnified Person or (ii) for any breach by it, unless such breach constitutes fraud or willful misconduct as determined in a final judgment of a court of competent jurisdiction from which no appeal can be made.

Section 6.                                          Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by internationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Apollo, to:

Apollo Global Securities, LLC

9 West 57th Street

New York, New York 10019

Attention:    Cindy Michel

Telecopier:  (212) 515-3288

with a copy to (which shall not constitute notice):

Apollo Management VII, L.P.

9 West 57th Street

New York, New York 10019

Attention:    Gregory Beard and Laurie D. Medley

Telecopier:  (212) 515-3288

and

Apollo Commodities Management, L.P. with respect to Series I

9 West 57th Street

New York, New York 10019

Attention:    Gregory Beard and Laurie D. Medley

Telecopier:  (212) 515-3288

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:  James H. Schwab

Telecopier: (212) 757-3990

if to Riverstone, to:

c/o Riverstone Holdings LLC

712 Fifth Avenue, 19th Floor

New York, NY  10019

Attention:  Thomas J. Walker

Telecopier: (212) 993-0077

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:  Bruce C. Herzog

Telecopier:  (212) 728-9220

E-mail:  bherzog@willkie.com

if to Access Industries, to:

Access Industries
730 Fifth Avenue
New York, NY 10019
Attention:    General Counsel
Telecopier:  (212) 977-8112

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:  Jeffrey J. Rosen
                  Kevin A. Rinker
Telecopier: (212) 909-6836

if to KNOC, to:

Korea National Oil Corporation

57 Gwanpyeong-ro212beong-gil, Dongan-gu,

Anyang, Gyeonggi-do, Korea 431-711
Attention:    VP of New Ventures Dept.
Telecopier:  +82 31 384 1275

with a copy to (which shall not constitute notice):

Kim & Chang
Seyang building, 223 Naeja-dong, Jongno-gu

Seoul 110-720 Korea

Attention:   Chung-In Anthony Choi
Telecopier: +82 2 3703 1590

if to the Company or Holdings, to it at:

c/o Apollo Management VII, L.P.

9 West 57th Street

New York, New York 10019

Attention:    Gregory Beard and Laurie Medley

Telecopier:  (212) 515-3288

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:  James H. Schwab

Telecopier: (212) 757-3990

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith.  Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-

recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 7.                                          Benefits of Agreement.

This Agreement shall bind and inure to the benefit of the Service Providers, Holdings, the Company, the Indemnified Parties and any successors to or assigns of the Service Providers, Holdings, the Company and the Indemnified Parties; provided, this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by a Service Provider and; provided, further, that no consent of any party shall be required for any assignment by a Service Provider to an Affiliate of such Service Provider. Upon a Service Provider’s request, the Company shall cause the other members of the Company Group to become parties hereto directly in order to avail themselves of the services hereunder.

Section 8.                                          Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.  The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.  Each of the parties hereto:  (a) agrees that this Agreement involves at least US $100,000.00; (b) agrees that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708(a); (c) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (d) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts; (e) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; (f) irrevocably appoints The Corporation Trust Company as its agent for the sole purpose of receiving service of process or other legal summons in connection with any such dispute, litigation, action or proceeding brought in such courts and agrees that it will maintain The Corporation Trust Company at all times as its duly appointed agent in the State of Delaware for the service of any process or summons in connection with any such dispute, litigation, action or proceeding brought in such courts and, if it fails to maintain such an agent during any period, any such process or summons may be served on it by mailing a copy of such process or summons by a nationally-recognized courier service to the address set forth below its signature to this Agreement, with such service deemed effective on the fifth day after the date of such mailing; and (g) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The parties hereto agree that any violation of this Section shall constitute a material breach of this Agreement and shall constitute irreparable harm.

Section 9.                                          Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 10.                                   Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties hereto with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 11.                                   Counterparts.

This Agreement may be executed in counterparts, including via facsimile transmission or PDF copies sent by e-mail, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same document.

Section 12.                                   Waivers.

Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 13.                                   Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.                                   Definitions.

For purposes of this Agreement, the term “Affiliate,” (i) with respect to Apollo, shall include AIF VII Euro Holdings, L.P., Apollo Investment Fund VII, L.P., Apollo Investment Fund (PB) VII, L.P., Apollo Overseas Partners VII, L.P., Apollo Overseas Partners (Delaware) VII, L.P., Apollo Overseas Partners (Delaware 892) VII, L.P., Apollo Advisors VII, L.P., Apollo Natural Resources Partners, L.P. and each of their respective affiliates (collectively, the “Apollo Funds”), the general partner of each of the Apollo Funds and each Person controlling, controlled by or under common control with any of the foregoing Persons, (ii) with respect to Riverstone, shall include Riverstone V Everest Holdings, L.P. and each of their respective affiliates (collectively, the “Riverstone Funds”), the general partner of each of the Riverstone Funds and each Person controlling, controlled by or under common control with any of the foregoing Persons, (iii) with respect to Access Industries, shall include each Person controlling, controlled by, or under common control with Access Industries and (iv) with respect to KNOC, shall include each Person controlling, controlled by, or under common control with KNOC. Furthermore, for purposes of this Agreement, the term “Person” shall mean an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or governmental authority (or any department, agency or political subdivision thereof).  The words “include”, “includes” and “including” mean include, includes and including “without limitation”.

 [Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EP ENERGY GLOBAL LLC (F/K/A EP ENERGY, L.L.C.)

By:	/s/ Kyle McCuen
Name: Kyle McCuen
Title: VP and Treasurer

Signature Page to Management Fee Agreement

EPE ACQUISITION, LLC

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

Signature Page to Management Fee Agreement

APOLLO MANAGEMENT VII, L.P.
By:	AIF VII Management, LLC
its General Partner

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

Signature Page to Management Fee Agreement

APOLLO COMMODITIES MANAGEMENT, L.P.,
WITH RESPECT TO SERIES I
By:	APOLLO COMMODITIES MANAGEMENT GP,
LLC, its General Partner

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

Signature Page to Management Fee Agreement

RIVERSTONE V EVEREST HOLDINGS, L.P.

By:	RIVERSTONE ENERGY PARTNERS V, L.P., its
general partner

By:	RIVERSTONE ENERGY GP V, LLC
its general partner

By:	/s/ Thomas J. Walker
	Name:	Thomas J. Walker
	Title:	Managing Director

Signature Page to Management Fee Agreement

ACCESS INDUSTRIES, INC.

By:	/s/ Peter L. Thoren
Name: Peter L. Thoren
Title: Executive Vice President

By:	/s/ Jared Fertman
Name: Jared Fertman
Title: Vice President

Signature Page to Management Fee Agreement

KOREA NATIONAL OIL CORPORATION

By:	/s/ Sung-jin Chang
Name: Sung-jin Chang
Title: VP of New Ventures Dept.

Signature Page to Management Fee Agreement